Exhibit 99.2

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Announces Appointment of Gardner G. Courson and Anthony T. Grant to its Board of Directors

SPARTANBURG, S.C., March 16, 2010— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that its Board of Directors has appointed Gardner G. Courson and Anthony T. Grant to serve as directors of the Company.

Mr. Courson is an attorney practicing complex business litigation and has been the Managing Director of the Litigation and Compliance practice group of FSB Legal Counsel, a Fisher Broyles LLC, since February 2009.  From October 2007 through January 2009, Mr. Courson worked as an independent legal consultant assisting corporations assess strategies, costs, and work plans related to complex business litigation.  From August 2004 through September 2007, Mr. Courson was the Vice-President and General Counsel of Tyco Fire & Security, a $12 billion global manufacturing, sales, and service organization, and a division of Tyco International.  Prior to 2004, Mr. Courson served as Vice-President and Deputy General Counsel, Litigation of Tyco International (U.S.).

Mr. Grant is the co-founder of Grant Business Strategies, Inc., a financial and strategic advisory firm focusing on middle-market, non-profit, and small companies, and has served as its Chief Executive Officer since December 2001.  In this capacity, Mr. Grant is responsible for assisting clients with business development and financial analysis, as well as the underwriting, structure, and placement of debt.  Prior to 2001, Mr. Grant served in various management positions in the North Carolina and South Carolina banking groups for Bank of America, N.A.  Mr. Grant was also president of a nationwide professional banking group within Bank of America that managed the business and private banking of a segment of high net worth clients.

Commenting on today’s appointments, the Company’s Chairman, Billy Webster stated:  “Gardner Courson and Tony Grant are wonderful additions to our Board. They are exceptional leaders who bring impressive track records of corporate experience and professional leadership that will serve our company well. We are fortunate to be able to attract individuals of their caliber to help lead our Company, and we will benefit greatly from their insights, expertise, and leadership.”

Messrs. Courson and Grant will fill vacancies created by Board’s decision to increase its size to ten members from nine members and the resignation of Stephen K. Benjamin for personal reasons on March 15, 2010. Mr. Benjamin had previously informed the Company in January 2010 that he would not stand for re-election to the Board at the Company’s 2010 annual meeting of stockholders.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,600 centers and 71 limited licensees in 32 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net.